                                                                 EXHIBIT 99


PRESS RELEASE

                              Contact:  Dan Bevevino
                                        Vice President & CFO
                                        (412) 733-0235


                  WARD, RINDELS NAMED TO NEW RESPIRONICS POSTS
                  --------------------------------------------

PITTSBURGH, PA, September 4, 1997--RESPIRONICS, INC. (NASDAQ/NMS Symbol: RESP) today announced appointments to two newly established corporate positions.

Dr. Bruce D. Ward was named vice president, new product development process, and Eugene A. Rindels was appointed chief information officer. Both executives joined the Pittsburgh-based supplier of respiratory therapy systems and equipment on September 2.

Dr. Ward's 25-year career in the medical products industry includes broad experience in research and development leadership positions. Most recently, he was vice president, technology for Meridian Medical Technology, a Columbia, Maryland firm concentrating in noninvasive cardiology diagnostic devices.

Previously, Dr. Ward led the new product development effort at St. Jude Medical, St. Paul, Minnesota and, from 1986 to 1992, served as vice president, technology development for the Hospital Products Group of Pfizer Inc., the New York-based pharmaceutical company. Prior to joining Pfizer, he spent seven years with Baxter Healthcare (American Hospital Supply) as vice president, business development. He began his business career as a senior research scientist for the Utah Biomedical Test Laboratory in Salt Lake City.

Dr. Ward holds bachelor's and doctoral degrees in mechanical engineering from the University of Nevada, Reno and the University of Arizona, respectively. Subsequently, he was a 1969-70 National Institute of Health biomedical postdoctoral fellow at the University of Washington and received a master's degree in business administration from the Keller Graduate School, Chicago, Illinois, in 1979.

In his new post, Mr. Rindels will assume responsibility of the company's information systems organization. He joins Respironics from Perot Systems Corporation, where he served as director of service delivery and operating platforms since early 1996. Previously, Mr. Rindels spent five years with the Software Engineering Institute of Carnegie Mellon University. As a system and network engineer for the Institute's Computer Emergency Response Team from 1993 to 1996, he was engaged in the development and administration of the project's system network. Earlier, he served as manager of the SEI Fault Tolerant Systems Computer Laboratory.

From 1979 to 1991, Mr. Rindels served in systems-based assignments of escalating responsibility with the United States Marine Corps. In addition to the private sector positions held since leaving active duty, he has been communications and computer systems officer for the 171st Air Refueling Wing of the Pennsylvania Air National Guard.

Mr. Rindels is a 1991 graduate of National University, San Diego. He also completed computer science program requirements at the University of Hawaii and Tidewater Community College, Virginia.

Respironics, Inc. designs, develops, manufactures and sells respiratory medical products for use in the home, hospitals, and in emergency care situations. The company was awarded the American Association for Respiratory Care's annual Zenith Award for quality of products and service for the third time in the past four years. Additionally, the November 4, 1996 issue of Forbes magazine includes Respironics in the publication's annual list of "The Best 200 Small Companies in America."

            For additional information on Respironics' products and
          activities, look on the company's home page located on the
                               World Wide Web at
                              www.respironics.com.

                                     # # #